Exhibit 99.1

Lannett Contact:
Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT ANNOUNCES PRICING OF $75 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2026

Philadelphia, PA — September 25, 2019 — Lannett Company, Inc. (NYSE: LCI) (“Lannett” or the “Company”) today announced the pricing of $75 million aggregate principal amount of 4.50% convertible senior notes due 2026 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lannett also granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the Notes. The sale of the Notes to the initial purchaser is expected to settle on September 27, 2019, subject to customary closing conditions, and Lannett estimates that it will receive approximately $72.7 million in net proceeds (or $83.6 million if the initial purchaser exercises its option to purchase additional Notes in full) after deducting the initial purchaser’s discount and estimated offering expenses payable by Lannett.

The Notes will bear interest at a rate of 4.50% per year. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2020. The Notes will mature on October 1, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms. Lannett may not redeem the Notes prior to October 6, 2023. Lannett may redeem for cash all or part of the Notes, at its option, on or after October 6, 2023 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Lannett provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Following certain corporate events that occur prior to the maturity date or if the Company delivers a notice of redemption with respect to all or a part of the Notes, the Company will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate event or notice of redemption.

The initial conversion rate for the Notes is 65.4022 shares of the Company’s common stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $15.29 per share of the Company’s common stock). The initial conversion price represents a premium of approximately 10% to the $13.90 per share last reported sale price of the Company’s common stock on September 24, 2019. Upon conversion, the Notes will be settled in shares of the Company’s common stock.

In connection with the pricing of the Notes, the Company entered into capped call transactions with an affiliate of the initial purchaser of the Notes and certain other financial institution (the “capped call counterparties”). The capped call transactions initially cover, subject to customary anti-dilution adjustments, the number of shares of the Company’s common stock that initially underlie the Notes. The capped call transactions are expected generally to reduce potential dilution to the Company’s common stock upon any conversion of the Notes with such reduction subject to a cap which is initially $19.46 per share, representing a premium of approximately 40% over the last reported sale price per share of the Company’s common stock on September 24, 2019, subject to certain adjustments under the terms of the capped call transactions. If the initial purchaser exercises its option to purchase additional Notes, the Company expects to enter into additional capped call transactions with the capped call counterparties.

The Company has been advised that, in connection with establishing their initial hedge of the capped call transactions, the capped call counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s common stock and/or purchase shares of the Company’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the Notes at that time.

In addition, the capped call counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the Notes, which could affect the value of the shares of the Company’s common stock that holders will receive upon conversion of the Notes.

The Company expects to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions. The Company intends to use the remainder of the net proceeds from the offering to repay a portion of its existing Term Loan A under its existing senior credit facility. If the initial purchaser exercises its option to purchase additional Notes, the Company expects to use a portion of the net proceeds from the sale of the additional Notes to enter into additional capped call transactions with the capped call counterparties and to use the remainder of the net proceeds to repay a portion of its existing Term Loan A under its existing senior credit facility.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or the shares of the Company’s common stock issuable upon conversion of the Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes and the shares of the Company’s common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering of the Notes is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, the proposed offering of the Notes, the anticipated terms of the Notes, the expected use of the net proceeds from this transaction, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the Securities and Exchange Commission (SEC) from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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